OPPENHEIMER CAPITAL
                                 CODE OF ETHICS

                             Effective July 1, 1999

                                  INTRODUCTION

This Code of Ethics is based on the principle that you, as an officer or employee of Oppenheimer Capital (OpCap), owe a fiduciary duty to the shareholders of the registered investment companies (the Funds) and other clients (together with the Funds, the Advisory Clients) for which OpCap serves as an adviser or subadviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

         At all times, you must:

          1. PLACE THE INTERESTS OF OUR ADVISORY CLIENTS FIRST. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security you owned for the purpose of increasing the price of that Security. If you are an employee who makes decisions about investments (each a Portfolio Manager) or provides information or advice to a Portfolio Manager or helps execute a Portfolio Manager's decisions (together with Portfolio Managers, each a Portfolio Employee), you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for an Advisory Client without first considering the Security as an investment for the Advisory Client.

          2. CONDUCT ALL OF YOUR PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE AND THE PIMCO ADVISORS INSIDER TRADING POLICY. OpCap encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. In addition, you must comply with the policies and procedures set forth in the PIMCO Advisors Insider Trading Policy, which is attached to this Code as Appendix I. Doubtful situations should be resolved against your personal trading.

          3. AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, gifts or gratuities from persons seeking business with OpCap directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Doubtful situations should be resolved against your personal interest.


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                                TABLE OF CONTENTS

SECTION                                                                  PAGE

PERSONAL SECURITIES TRANSACTIONS                                            3
         Trading in General                                                 3
         Securities                                                         3
         Exempt Securities                                                  3
         Beneficial Ownership                                               4
         Exempt Transactions                                                5
         Preclearance Procedures                                            6
         Initial Public Offerings                                           6
         Private Placements                                                 6
         Short-Term Trading Profits                                         7
         Use of Broker-Dealers                                              7
REPORTING                                                                   8
         Reporting of Transactions                                          8
         Annual Reports                                                     8
FIDUCIARY DUTIES                                                            8
         Gifts                                                              8
         Service as a Director                                              8
COMPLIANCE                                                                  9
         Certificate of Receipt                                             9
         Certificate of Compliance                                          9
         Remedial Actions                                                   9
REPORTS TO DIRECTORS AND TRUSTEES                                           9
         Reports of Significant Remedial Action                             9
         Annual Reports                                                     9

APPENDICES:THE FOLLOWING APPENDICES ARE ATTACHED TO AND ARE A PART OF THIS CODE:

I.       PIMCO Advisors Insider Trading Policy and Procedures               11
II.      Form for preclearance of Non-Exempt Securities transactions        18
III.     Form for annual report of personal Securities holdings             19
IV.      Form for acknowledgment of receipt of this Code                    21
V.       Form for annual certification of compliance with this Code         22
VI.      Policy Regarding Special Trading Procedures For Securities
         of PIMCO Advisors Holdings L.P.                                    23


                                    QUESTIONS

Questions regarding this Code should be addressed to a Compliance Officer. The Compliance Officers are Frank Poli and Joseph DiBartolo.

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                        PERSONAL SECURITIES TRANSACTIONS

                               TRADING IN GENERAL

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of any Security (other than an Exempt Security), of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless (i) the transaction is an Exempt Transaction or (ii) such transaction is approved by a Compliance Officer and precleared.

SECURITIES

The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

EXEMPT SECURITIES

The following are Exempt Securities:

         1.       Securities issued by the Government of the United States.

         2. Bankers' acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements and such other money market instruments as may be designated from time to time by the committee appointed by OpCap to administer this Code (the Compliance Committee).

         3.       Shares of registered open-end investment companies.

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BENEFICIAL OWNERSHIP

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

         1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

                  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

         2. Your interest as a general partner in Securities held by a general or limited partnership.

         3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

         1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

         2.       Your ownership of a vested beneficial interest in a trust.

         3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.


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EXEMPT TRANSACTIONS

The following are Exempt Transactions:

         1. Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

         2.       Purchases of Securities under dividend reinvestment plans.

         3. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

         4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

         5. Subject to the restrictions on participation in private placements set forth below under Private Placements, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities. However, you will have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equityholder and do not have or share investment control over the Securities held by the entity.

         6. Such other classes of transactions as may be exempted from time to time by the Compliance Committee based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended. The Compliance Committee may exempt designated classes of transactions from any of the provisions of this Code except the provisions set forth below under Reporting.

         7. Such other specific transactions as may be exempted from time to time by a Compliance Officer. On a case-by-case basis when no abuse is involved a Compliance Officer may exempt a specific transaction from any of the provisions of this Code except the provisions set forth below under Reporting.

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PRECLEARANCE PROCEDURES

         If a Securities transaction requires preclearance:

         1. The Securities may not be purchased or sold if at the time of preclearance there is a pending buy or sell order on behalf of an Advisory Client in the same Security or an equivalent Security or if you knew or should have known that an Advisory Client would be trading in that security or an equivalent Security on the same day.

                  An equivalent Security of a given Security is (i ) a Security issuable upon exercise, conversion or exchange of the given Security, or (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or
                  (iii) a Security otherwise representing an interest in or based on the value of the given Security.

         2. If you are a Portfolio Manager (or a person identified by the CIO as having access to the same information), the Securities may not be purchased or sold during the period which begins seven days before and ends seven days after the day on which an Advisory Client trades in the same Security or an equivalent Security; except that you may, if you preclear the transaction, (i) trade same way to an Advisory Client after its trading is completed, or (ii) trade opposite way to an Advisory Client before its trading is commenced.

                  If you are a Portfolio Manager, and you preclear a Securities transaction and trade same way to an Advisory Client before its trading is commenced, the transaction is not a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within seven days after your trade.

         3. The Securities may be purchased or sold only if you have asked the Trading Department to preclear the purchase or sale, the Trading Department has given you preclearance in writing, and the purchase or sale is executed by the close of business on the day preclearance is given. The form for requesting preclearance is attached to this Code as Appendix II.

                            INITIAL PUBLIC OFFERINGS

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities (other than Exempt Securities) in an initial public offering.

                               PRIVATE PLACEMENTS

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities (other than Exempt Securities) in a private placement, unless you have received the prior written approval of the Chief Executive Officer or the General Counsel of PIMCO Advisors. Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position.

If you are a Portfolio Employee, and you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such

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an investment must be independently reviewed by a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

                           SHORT-TERM TRADING PROFITS

If you are a Portfolio Employee, you may not profit from the purchase and sale, or sale and purchase, within 60 calendar days, of the same Securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

                 PUTS, CALLS, STRADDLES AND OPTIONS; SHORT SALES

You may not acquire Beneficial Ownership of any put, call, straddle, option or privilege on any Securities on the Approved List or any equivalent Securities or sell any such Securities or equivalent Securities short. You may not acquire Beneficial Ownership of any put, call, straddle, option or privilege on any Securities which are not shares of a large-cap issuer.

A large-cap issuer is an issuer with a total market capitalization in excess of one billion dollars and an average daily trading volume during the preceding calendar quarter, on the principal securities exchange (including NASDAQ) on which its shares are traded, in excess of 100,000 shares.

A list of large-cap issuers will be prepared as of the last business day of each calendar quarter, will be available for review with any Compliance Officer, and will be effective for the following calendar quarter.

                              USE OF BROKER-DEALERS

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly-traded Securities (other than Exempt Securities) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer. You will engage in purchases or sales of publicly-traded Securities only through Charles Schwab & Co. or such other registered broker-dealer as may be specified by the Compliance Committee.

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                                    REPORTING

REPORTING OF TRANSACTIONS

You must cause each broker-dealer which maintains an account for Securities of which you have Beneficial Ownership, to provide to the Compliance Committee, on a timely basis, duplicate copies of confirmations of all transactions in the account and of periodic statements for the account, and you must report to the Compliance Committee, on a timely basis, all transactions effected without the use of a broker in Securities (other than Exempt Securities) of which you have Beneficial Ownership.

ANNUAL REPORTS

You must disclose your holdings of all Securities (other than Exempt Securities) of which you have Beneficial Ownership upon commencement of your employment by OpCap or the effective date of this Code, whichever occurs later, and annually thereafter. The form for this purpose is attached to this Code as Appendix III.


                                FIDUCIARY DUTIES

GIFTS

You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with OpCap directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as their aggregate annual value does not exceed the equivalent of $100. You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both you and the giver are present. You must obtain prior written approval from your supervisor (the person to whom you report) for all air travel, conferences, and business events that require overnight accommodations. You must provide a copy of such written approval to the Compliance Committee.

SERVICE AS A DIRECTOR

If you are a Portfolio Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, unless you have received the prior written approval of the Chief Executive Officer or the General Counsel of PIMCO Advisors. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Portfolio Employees who make investment decisions with respect to the securities of that entity, through a "Chinese Wall" or other procedures.

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                                   COMPLIANCE

CERTIFICATE OF RECEIPT

You are required to acknowledge receipt of your copy of this Code. A form for this purpose is attached to this Code as Appendix IV.

CERTIFICATE OF COMPLIANCE

You are required to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Securities (other than Exempt Securities) of which you had or acquired Beneficial Ownership. A form for this purpose is attached to this Code as Appendix V.

REMEDIAL ACTIONS

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.


                        REPORTS TO DIRECTORS AND TRUSTEES

REPORTS OF SIGNIFICANT REMEDIAL ACTION

The General Counsel of PIMCO Advisors or his delegate will on a timely basis inform the directors or trustees of each Fund which is an Advisory Client of each significant remedial action taken in response to a violation of this Code. A significant remedial action means any action that has a significant financial effect on the violator, such as disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

ANNUAL REPORTS

The General Counsel of PIMCO Advisors or his delegate will report annually to the Management Board of PIMCO Advisors and the directors or trustees of each Fund which is an Advisory Client with regard to efforts to ensure compliance by the officers and employees of OpCap with their fiduciary obligations to our Advisory Clients.

The annual report will, at a minimum:

         1. Summarize existing procedures regarding personal Securities transactions, and any changes in such procedures during the prior year;

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         2.       Summarize the violations of this Code, if any, which resulted in significant  remedial  action during the prior year; and

         3. Describe any recommended changes in existing procedures or restrictions based upon experience with this Code, evolving industry practices, or developments in applicable laws or regulations.

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                                                                      APPENDIX I

                                                                 PIMCO ADVISORS

                      INSIDER TRADING POLICY AND PROCEDURES

                           Effective as of May 1, 1995

SECTION I.  POLICY STATEMENT ON INSIDER TRADING

A.       Policy Statement on Insider Trading

PIMCO Advisors L.P. ("PIMCO Advisors"), its affiliates, PIMCO Partners, G.P. ("PIMCO GP") and PIMCO Fund Distributors LLC ("PFD") collectively the "Company" or "PIMCO Advisors") forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by PIMCO Advisors), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". This is a group wide policy.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities or to communications of material non-public information to others in breach of a fiduciary duty.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1) trading by an insider, while in possession of material non-public information, or

(2) trading by a non-insider, while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or

(3) communicating material non-public information to others in breach of a fiduciary duty.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to a Compliance Officer of PIMCO Advisors.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

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1.       TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all employees, officers and directors (direct or indirect) of the Company ("Covered Persons"), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

         the Covered Person's spouse;
         the Covered Person's minor children;
         any other relatives living in the Covered Person's household;
         a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
         a trust as to which the Covered Person is a trustee;
         a revocable trust as to which the Covered Person is a settlor;
         a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.       WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to significant changes affecting such matters as:

            dividend or earnings expectations;
            write-downs or write-offs of assets;
            additions to reserves for bad debts or contingent liabilities; expansion or curtailment of company or major division operations; proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;
            new products or services;
            exploratory, discovery or research developments;
            criminal indictments, civil litigation or government investigations; disputes with major suppliers or customers or significant changes in the relationships with such parties;
            labor disputes including strikes or lockouts;
            substantial changes in accounting methods;
            major litigation developments;
            major personnel changes;
            debt service or liquidity problems;
            bankruptcy or insolvency;
            extraordinary management developments;
            public offerings or private sales of debt or equity securities;

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            calls, redemptions or purchases of a company's own stock;
            issuer tender offers; or
            recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of "material" information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.       WHAT IS NON-PUBLIC INFORMATION?

In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public". "Non-public" information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public" information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that "material" information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public" information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

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INFORMATION PROVIDED IN CONFIDENCE. Occasionally, one or more directors, officers, or employees of the Company may become temporary "insiders" because of a fiduciary or commercial relationship. For example, personnel at the Company may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by the Company, entrusts material, non-public information to the Company's portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", the Company has a fiduciary responsibility not to breach the trust of the party that has communicated the "material non-public" information by misusing that information. This fiduciary duty arises because the Company has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether or not the Company ultimately participates in the transaction.

INFORMATION DISCLOSED IN BREACH OF A DUTY. Analysts and portfolio managers at the Company must be especially wary of "material non-public" information disclosed in breach of a corporate insider's fiduciary duty. Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a "quid pro quo" from the recipient or the recipient's employer by a gift of the "inside" information.

A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.


4.       IDENTIFYING MATERIAL INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i. Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii. To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the

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information he or she possesses is material non-public" information should immediately take the following steps:

i. Report the matter immediately to a Compliance Officer or the General Counsel of PIMCO Advisors;

ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by PIMCO Advisors; and

iii. Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the General Counsel of PIMCO Advisors.

After the Compliance Officer or General Counsel has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.       PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

            civil injunctions
            treble damages
            disgorgement of profits
            jail sentences
            fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

SECTION II.       PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A.       Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of PIMCO Advisors in avoiding insider trading, and to aid PIMCO Advisors in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of PIMCO Advisors must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1. No employee, officer or director of PIMCO Advisors who possesses material non-public information relating to PIMCO Advisors, may buy or sell any securities of PIMCO Advisors Holdings L.P. or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2. No employee, officer or director of PIMCO Advisors who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3. No employee, officer or director of PIMCO Advisors shall engage in a securities transaction with respect to the securities of PIMCO Advisors Holdings L.P., except in accordance with the specific procedures published from time to time by PIMCO Advisors.

4. Each employee, officer and director of PIMCO Advisors shall submit reports of every securities transaction involving securities of PIMCO Advisors Holdings L.P. (if applicable) to a Compliance Officer in accordance with the terms of PIMCO Advisors' Code of Ethics as they relate to any other securities transaction.

5. No employee shall engage in a securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in PIMCO Advisors' Code of Ethics.

6. Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.


7. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of PIMCO Advisors should not discuss any potentially material non-public information concerning PIMCO Advisors or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties.

B.       Chinese Wall Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US requires the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information1. Accordingly, you should not discuss material non-public information about PIMCO Advisors or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.       Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.








--------
1 The antifraud provisions of United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

                                                                     APPENDIX II

                        EMPLOYEE TRADE PRECLEARANCE FORM
                  PLEASE USE A SEPARATE FORM FOR EACH SECURITY
--------------------------------------------------------------------------------
Name of Employee (please print)

--------------- -------------------- ---------------- -------------------------
Department      Supervisor           Telephone        Date

--------------- -------------------- ---------------- -------------------------
Broker          Account Number       Telephone        Sales Representative
                                     (  )
--------------------------------------------------------------------------------

---------------------------------------------------- --------------------------

  |_|  Buy      |_| Sell    Ticker Symbol    Price: Limit _______   Market  |_|
                            -------------

--------------------------------------------------------------------------------

----------------------------------- -------------------------------------------
Quantity                            Issue (Full Security Description)


----------------------------------- -------------------------------------------

-------------------------------------------------------------------------------
Special Instructions



-------------------------------------------------------------------------------


Approvals
-------------------------------------------------------------------------------
This area reserved for Trading Department use only
-------------------------------------------------------------------------------
Trade Has Been                   Date Approved              Approved By

|_| Approved  |_| Not Approved
------------------------------   ------------------------   --------------------

-------------------------------------------------------------------------------
Legal / Compliance (if required)


-------------------------------------------------------------------------------
    APPROVALS ARE VALID UNTIL THE CLOSE OF BUSINESS ON THE DAY APPROVAL HAS BEEN GRANTED. ACCORDINGLY, GTC (GOOD TILL CANCELED) ORDERS ARE PROHIBITED. IF A TRADE IS NOT EXECUTED BY THE CLOSE OF BUSINESS RESUBMITTING A NEW PRECLEARANCE FORM IS REQUIRED. IT IS EACH EMPLOYEE'S RESPONSIBILITY TO COMPLY WITH ALL PROVISIONS OF THE CODE. OBTAINING PRECLEARANCE SATISFIES THE PRECLEARANCE REQUIREMENTS OF THE CODE AND DOES NOT IMPLY COMPLIANCE WITH THE CODE'S OTHER PROVISIONS.

    PRECLEARANCE PROCEDURES APPLY TO ALL EMPLOYEES AND THEIR IMMEDIATE FAMILY (AS DEFINED BY THE CODE) INCLUDING: A) ALL ACCOUNTS IN THE NAME OF THE EMPLOYEE OR THE EMPLOYEE'S SPOUSE OR MINOR CHILDREN; B) ALL ACCOUNTS IN WHICH ANY OF SUCH PERSONS HAVE A BENEFICIAL INTEREST; AND C) ALL OTHER ACCOUNTS OVER WHICH ANY SUCH PERSON EXERCISES ANY INVESTMENT DISCRETION. PLEASE SEE THE CODE FOR THE COMPLETE DEFINITION OF IMMEDIATE FAMILY.

    BY SIGNING BELOW THE EMPLOYEE CERTIFIES THE FOLLOWING: THE EMPLOYEE AGREES THAT THE ABOVE ORDER IS IN COMPLIANCE WITH THE CODE OF ETHICS AND IS NOT BASED ON KNOWLEDGE OF AN ACTUAL CLIENT ORDER WITHIN THE PREVIOUS SEVEN CALENDAR DAYS IN THE SECURITY THAT IS BEING PURCHASED OR SOLD, OR KNOWLEDGE THAT THE SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE IN ONE OR MORE SPECIFIC CLIENT ACCOUNTS, OR KNOWLEDGE OF A CHANGE OR PENDENCY OF A CHANGE OF AN INVESTMENT MANAGEMENT RECOMMENDATION. THE EMPLOYEE ALSO ACKNOWLEDGES THAT HE/SHE IS NOT IN POSSESSION OF MATERIAL, INSIDE INFORMATION PERTAINING TO THE SECURITY OR ISSUER OF THE SECURITY.


----------------------------------   ------------------------------------------
Employee Signature                    Date


                   PLEASE SEND A COPY OF THIS COMPLETED FORM TO THE COMPLIANCE DEPARTMENT FOR ALL EXECUTED TRADES

                                                                    APPENDIX III

                               OPPENHEIMER CAPITAL

                          PERSONAL SECURITIES HOLDINGS

In accordance with the Code of Ethics, please provide a list of all Securities (other than Exempt Securities) in which you or any account, in which you have a Pecuniary Interest, has a Beneficial Interest and all Securities (other than Exempt Securities) in non-client accounts for which you make investment decisions. This includes not only securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer.


(1)      Name of employee:                          ___________________________

(2)      If different than #1, name of the person
         in whose name the account is held:         ___________________________

(3)      Relationship of (2) to (1):                ___________________________

(4)      Broker(s) at which Account is Maintained:  ___________________________

                                                    ___________________________

                                                    ___________________________

                                                    ___________________________

(5)      Account Number(s):                         ___________________________

                                                    ___________________________

                                                    ___________________________

                                                    ___________________________

(6)      Phone number(s) of Broker:                 ____________________________

                                                    ___________________________

                                                    ___________________________

(7) For each account, attach your most recent account statement listing Securities in that account. If you own Securities that are not listed in an attached account statement, list them below:

         Name of Security       Quantity      Value         Custodian

1.       __________________     ___________   ___________   ___________________

2.       __________________     ___________   ___________   ___________________

3.       __________________     ___________   ___________   ___________________

4.       __________________     ___________   ___________   ___________________

5.       __________________     ___________   ___________   ___________________

(Attached separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have Beneficial Ownership as defined in the Code.



                                           ------------------------------
                                           Signature



                                           ------------------------------
                                           Print Name


Dated:   _________________

                                                                    APPENDIX IV
                               OPPENHEIMER CAPITAL

                          ACKNOWLEDGMENT CERTIFICATION

                                 CODE OF ETHICS
                                       and
                      INSIDER TRADING POLICY AND PROCEDURES



I hereby certify that I have read and understand the attached Oppenheimer Capital Code of Ethics and Pimco Advisors Insider Trading Policy and Procedures (together the "Code"). Pursuant to such Code, I recognize that I must disclose or report all personal securities transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal.


Date:    __________________________            ______________________________
                                               Signature



                                               ______________________________
                                               Print Name

                                                                      APPENDIX V
                               OPPENHEIMER CAPITAL

                       ANNUAL CERTIFICATION OF COMPLIANCE


I hereby certify that I have complied with the requirements of the Code of Ethics and the Insider Trading Policy and Procedures, for the year ended December 31, ____. Pursuant to the Code, I have disclosed or reported all personal securities transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.





Date:    __________________________            ______________________________
                                               Signature



                                               ______________________________
                                               Print Name

                                                                     APPENDIX VI
                                 PIMCO ADVISORS

                   POLICY REGARDING SPECIAL TRADING PROCEDURES
                 FOR SECURITIES OF PIMCO ADVISORS HOLDINGS L.P.

                           Effective as of May 1, 1996

INTRODUCTION

PIMCO Advisors Holdings L.P. (as defined below) has adopted an Insider Trading Policy and Procedures applicable to all personnel which prohibits insider trading in any securities, and prohibits all employees from improperly using or disclosing material, non-public information, a copy of which has been supplied to you.

For the purposes of this memorandum, the term the "Company" shall include PIMCO Advisors Holdings L.P. ("PIMCO Holdings"), PIMCO Advisors L.P. ("PIMCO Advisors"), PIMCO Partners, G.P. ("PIMCO GP"), PIMCO Funds Distribution LLC ("PFD") (collectively, "PIMCO Advisors") and any entity in relation to which PIMCO Advisors or one of its subsidiaries acts as a general partner or owns 50% or more of one the issued and outstanding stock.

PERSONS TO WHOM THIS SPECIAL TRADING POLICY APPLIES

This Policy applies to all employees of the Company, and in the case of PIMCO Holdings, the members of the Management Board ("Covered Persons"), as well as to any transactions in securities participated in by family members, trusts or corporations controlled by a Covered Person. In particular, this Policy applies to securities transactions by:

         the Covered Person's spouse;
         the Covered Person's minor children;
         any other relatives living in the Covered Person's household;
         a trust in which the Covered Person has a beneficial interest, unless such Covered Person has no direct or indirect control over the trust; a trust as to which the Covered Person is a trustee;
         a revocable trust as to which the Covered Person is a settlor;
         a corporation of which the Covered Person is an officer, director or
          10% or greater stockholder; or
         a partnership of which the Covered Person is a partner (including most investment clubs), unless the Covered Person has no direct or indirect control over the partnership.

The family members, trust and corporations listed above are hereinafter referred to as "Related persons."

SECURITIES TO WHICH THIS SPECIAL TRADING POLICY APPLIES

Unless stated otherwise, the following Special Trading Procedures apply to all transactions by Covered Persons and their Related Persons involving any class or series of units of limited partner interest of PIMCO Holdings or other securities of PIMCO Holdings, including options and other derivative securities (such as a put, call or index security) in relation to such securities (the "PIMCO Holdings' Securities").

SPECIAL TRADING PROCEDURES RELATING TO SECURITIES OF PIMCO HOLDINGS

1.       TRADING WINDOWS

There are times when the Company may be engaged in a material non-public development or transaction. Even if you are not aware of this development or transaction, if you trade PIMCO Holdings' Securities before such development or transaction is disclosed to the public, you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, such a trade by you could result in adverse publicity to you or the company.

Therefore, the following rule shall apply: each Covered Person and all of such person's Related Persons may only purchase or sell PIMCO Holdings' Securities during four "trading windows" that may occur each year. The four trading windows are generally during the months of February, May, August and November. A memorandum detailing the specific dates of the period is sent to each employee approximately one week prior to the opening of the window.

TRADING ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION OR COMMUNICATING MATERIAL NON-PUBLIC INFORMATION TO OTHERS AT ANY TIME, INCLUDING IN A TRADING WINDOW, IS A VIOLATION OF THE LAW AND A VIOLATION OF THIS POLICY.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to allow a trade to occur outside of a trading window.

Employees of PIMCO Advisors should be aware that there are potential tax consequences for such employees resulting from the ownership of PIMCO Holdings' Securities. Each such employee contemplating purchasing PIMCO Holdings' Securities should discuss the matter with such employee's tax advisor.

The exercise of options to purchase PIMCO Holdings' Securities for cash are not covered by the procedures outlined above, but the securities so acquired may not be sold except during a trading window and after all other requirements of this policy have been satisfied.

2.       POST-TRADE REPORTING

All Covered Persons shall submit to the Compliance Officer a report of every securities transaction in PIMCO Holdings' Securities in which they and any of their Related Persons have participated as soon as practicable following the transaction and in any event not later than the fifth day after the end of the month in which the transaction occurred. The report shall include: (1) the date of the transaction and the title and number of shares or principal amount of each security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price at which the transaction was effected; and (4) the name of the broker/dealer with or through whom the transaction was effected. In addition, on an annual basis, each Covered Person must confirm the amount of PIMCO Holdings' Securities which such person and his her Related Persons beneficially own.

Each Covered Person (and not the Company) is personally responsible for insuring that his or her transactions comply fully with any and all applicable securities laws, including, but not limited to, the restrictions imposed under Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933.

3.       RESOLVING ISSUES CONCERNING INSIDER TRADING

If you have any doubts or questions as to whether information is material or non-public, or as to the applicability or interpretation of any of the foregoing procedures, or as to the propriety of any action, you should contact the Compliance Officer before trading or communicating the information to anyone. Until these doubts or questions are satisfactorily resolved, you should presume that the information is material and non-public and you should NOT trade in the securities or communicate this information to anyone.

4.       MODIFICATIONS AND WAIVERS

PIMCO Advisors (with the consent of PIMCO Holdings) reserves the right to amend or modify this policy statement at any time. Waiver of any provision of this policy statement in a specific instance may be authorized in writing by the Compliance Officer and either the General Counsel of PIMCO Holdings or any member of the Management Board of PIMCO Holdings. Any such waiver shall be reported to the Management Board of PIMCO Holdings at the next regularly scheduled meeting of each.